Exhibit 99.1

INVESTOR RELATIONS:
Todd Kehrli or Jim Byers
MKR Group, LLC
(818) 556-3700
captaris@mkr-group.com

Melanie Canto
Captaris, Inc.
(425) 638-4048
InvestorRelations@Captaris.com

Captaris Reports Fourth Quarter and Year End 2005 Results
Full-Year Revenues Increased by 11%; Return to Profitability in Q4

Bellevue, Wash.— February 16, 2006 — Captaris Inc. (NASDAQ: CAPA), a leading provider of Business Information Delivery solutions, today reported financial results for its fourth quarter and year ended December 31, 2005.

Revenue was $24.7 million, up 4% for the quarter ended December 31, 2005, compared to $23.6 million in the same quarter last year and up 13% from the preceding quarter.   Total revenue for the year ended December 31, 2005 was $86.4 million, up 11% compared to $78.0 million for the year ended December 31, 2004.

Captaris RightFax document delivery software, hardware and services revenue was $20.8 million for the fourth quarter, flat compared to the same quarter last year and up $2.6 million or 14% from the preceding quarter.  Revenue for the Captaris Workflow and Document Management product lines was $3.8 million, an increase of $922,000 or 32% over the same quarter last year and up $272,000 or 8% from the preceding quarter.  Revenue from maintenance, support and service agreements for all products was $8.7 million, or 35% of total revenue, up 26% from the fourth quarter of 2004 and up $450,000 or 6% from the preceding quarter.

Gross profit increased $2.0 million or 13% over the same quarter last year.  Gross profit for the year ended December 31, 2005 was $59.4 million, an increase of 17% over the prior year.  Gross margin of 70.5% improved five and a half percentage points compared to the same quarter last year and nearly one percentage point from the preceding quarter. For the year ended December 31, 2005, gross margin was 68.8%, up three and a half percentage points over the prior year.

Total operating expenses were $17.8 million including restructuring and impairment costs of $2.4 million. The restructuring costs were comprised of employee severance and related costs, additional earn out payments associated with an earlier acquisition, facilities consolidation, and a write-off of capitalized software no longer in use.  Total operating expenses were flat compared to the same quarter last year.  Excluding the restructuring charges, operating expenses declined 13% over the fourth quarter last year and 11%, or $1.9 million from the preceding quarter.  Total operating expenses for 2005 of $67.7 million were up $12.6 million or 23% from the prior year.  The increase is primarily due to the costs associated with supporting our new document management product line and restructuring and impairment costs of $2.4 million.

The Company reported net income for the fourth quarter of $44,000, or breakeven per diluted share, compared to net income of $117,000, or break even per diluted share for the same quarter of 2004.  Net loss for the year was $4.0 million, or $0.14 per diluted share compared to net income of $107,000 or break even per diluted share in 2004.

Consolidated cash, cash equivalents and investment balances totaled $51.5 million as of December 31, 2005; an increase of $1.0 million over the prior quarter. Deferred revenue increased $3.8 million or 20% from December 31, 2004 and was up about $2.0 million from the preceding quarter to $22.2 million at December 31, 2005.   Cash flow from operations was $1.6 million in the fourth quarter and $1.4 million for 2005.

“The financial results we generated in the second half of the year reflect the considerable progress we have achieved with our sales and operational goals,” said David P. Anastasi, President and CEO of Captaris.  “We continue our efforts to ramp existing partners and drive sales of our expanded product portfolio to our substantial customer base.  We believe sales from all our product lines are gaining traction and that our Workflow and Document Management products continue to build momentum, generating a revenue increase of 32 percent for 2005 over 2004.  In addition, we continue to build our services revenue, which is primarily recurring and represented 35 percent of total fourth quarter revenue.

“At the same time we followed through on our commitment to reduce operating expenses.  We executed cost savings in the fourth quarter that enabled us to reach profitability in that quarter and strengthen our position in 2006.  Looking ahead, we are encouraged by the increasing number of customers who are embracing our expanded product portfolio.  We believe that document processing and management is an increasing priority for enterprises and that we are well positioned to meet the growing demand for cost efficient solutions to manage the high volume of mission critical documents throughout organizations,” Anastasi concluded.

Stock Repurchase

During the quarter, the Company repurchased 127,204 shares of its outstanding common stock at a cost of approximately $500,000 with an average purchase price of $3.92 per share. In 2005, the Company repurchased a total of 1.29 million shares repurchased at a cost of $4.9 million.  A total of $10.1 million remains available for stock repurchases. Captaris may repurchase shares under its stock repurchase program subject to open trading windows, overall market conditions, stock prices and its cash position and requirements.  As of December 31, 2005, the total number of outstanding common shares was 28.4 million.

Web Cast Information

The Company will discuss its fourth quarter results and business outlook for 2006 on its regularly scheduled conference call today at 1:45 pm PT/ 4:45 p.m. ET. The live Web cast of the conference call can be accessed from the Investor Relations section of the Captaris Web site at www.captaris.com or at www.mkr-group.com (under featured events). To access the live conference call, dial 800-240-4186 and give the company name “Captaris.”  An audio replay of the conference call can be accessed at 800-405-2236.  The replay will be available starting two hours after the call and remain in effect until Thursday, February 23rd at 11:59 PT.  The required pass code is 1105-1805#.

About Captaris, Inc.

Captaris, Inc. is a leading provider of software products that automate business processes, manage documents electronically and provide efficient information delivery. Our product suite of Captaris RightFax, Captaris Workflow and Captaris Alchemy Document Management is distributed through a global network of leading technology partners. We have customers in financial services, healthcare, government and many other industries, and our products are installed in all of the Fortune 100 and many Global 2000 companies. Headquartered in Bellevue, Washington, Captaris was founded in 1982 and is publicly traded on the NASDAQ National Market under the symbol CAPA. For more information please visit www.captaris.com.

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding the strength of our financial position in 2006, our ability to meet demand and our plan to repurchase shares under our stock repurchase plan. Forward-looking statements include all passages containing verbs such as “aims,” “anticipates,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects” or “targets” or nouns corresponding to such verbs. Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be evaluated by events that will occur in the future. Forward-looking statements are based on the opinions and estimates of the management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect Captaris’ actual results include, among others, the impact, if any, of stock-based compensation charges or benefit associated with variable accounting treatment on certain stock options, the potential failure to maintain and expand Captaris’ network of dealers and resellers or to establish and maintain strategic relationships, inability to integrate recent and future acquisitions, inability to develop new products or product enhancements on a timely basis, inability to protect our proprietary rights or to operate without infringing the patents and proprietary rights of others, and quarterly and seasonal fluctuations in operating results. More information about factors that potentially could affect Captaris’ financial results is included in Captaris’ most recent quarterly report on Form 10-Q and annual report on Form 10-K filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Except as required by law, Captaris undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

The following are registered trademarks and trademarks of Captaris: Captaris, Alchemy, RightFax, Captaris Document Management, Captaris Interchange and Captaris Workflow.  All other brand names and trademarks are the property of their respective owners.

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Captaris, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	December 31, 2005	December 31, 2004

Assets
Current assets:
Cash and cash equivalents	$6,420	$7,563
Short-term investments, available-for-sale	17,506	25,725
Accounts receivable, net	18,776	18,205
Inventories	534	992
Prepaid expenses and other	1,759	1,687
Deferred and income tax receivable	3,476	3,161

Total current assets	48,471	57,333
Long-term investments, available-for-sale	27,601	24,051
Restricted cash	1,000	1,000
Other assets	337	94
Equipment and leasehold improvements, net	6,200	7,168
Intangible assets, net	9,767	13,442
Goodwill	32,313	32,236
Deferred tax assets, net	5,514	3,022

Total assets	$131,203	$138,346

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$4,665	$6,875
Accrued compensation and benefits	3,764	4,462
Other accrued liabilities	2,390	1,565
Income taxes payable	80	375
Deferred revenue	18,104	15,699

Total current liabilities	29,003	28,976
Accrued liabilities - noncurrent	317	386
Deferred revenue - noncurrent	4,104	2,743

Total Liabilities	33,424	32,105
Shareholders’ equity:
Common stock	284	295
Additional paid-in capital	50,835	55,410
Retained earnings	45,809	49,788
Accumulated other comprehensive income	851	748

Total shareholders’ equity	97,779	106,241

Total liabilities and shareholders’ equity	$131,203	$138,346

Captaris, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Quarter Ended December 31,		Twelve Months Ended December 31,

	2005	2004	2005	2004

Net revenue	$24,663	$23,639	$86,380	$78,036
Cost of revenue	7,267	8,269	26,937	27,085

Gross profit	17,396	15,370	59,443	50,951
Operating expenses:
Research and development	3,750	3,062	14,050	10,299
Selling, general and administrative	13,693	14,250	53,137	44,148
Amortization of intangible assets	387	375	1,749	683
Stock compensation benefit	(7)	165	(246)	(29)
Gain on sale of discontinued product line CallXpress	—	—	(1,000)	—

Total operating expenses	17,823	17,852	67,690	55,101

Operating loss	(427)	(2,482)	(8,247)	(4,150)
Other income (expense)
Interest	287	267	1,121	1,278
Other, net	(1)	7	(210)	(331)

Other income	286	274	911	947
Loss from continuing operations before income tax benefit	(141)	(2,208)	(7,336)	(3,203)
Income tax benefit	(182)	(2,285)	(3,319)	(2,663)

Net income (loss) from continuing operations	41	77	(4,017)	(540)
Discontinued operations:
Gain from sale of MediaTel assets, net of income taxes	3	40	38	647

Income from discontinued operations	3	40	38	647

Net income (loss)	$44	$117	$(3,979)	$107

Basic net income (loss) per common share:
Net income (loss) per common share from continuing operations	$0.00	$0.00	$(0.14)	$(0.02)
Net income per common share from discontinued operations	0.00	0.00	0.00	0.02

Basic net income (loss) per common share	$0.00	$0.00	$(0.14)	$0.00

Diluted net income (loss) per common share:
Net income (loss) per common share from continuing operations	$0.00	$0.00	$(0.14)	$(0.02)
Net income per common share from discontinued operations	0.00	0.00	0.00	0.02

Diluted net income (loss) per common share	$0.00	$0.00	$(0.14)	$0.00

Weighted average shares used in computation of:
Basic net income (loss) per share	28,400	30,320	28,907	31,346
Diluted net income (loss) per share	28,557	30,662	28,907	31,346

Captaris, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Twelve Months Ended December 31,

	2005	2004

Cash flows from operating activities:
Net income (loss)	$(3,979)	$107
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	3,474	2,662
Amortization	3,675	1,675
Stock compensation benefit	(246)	(29)
Gain on sale of MediaTel assets, net of income taxes	—	(647)
Loss on disposition of equipment	10	—
Impairment of long lived assets and intangibles	607	488
Restructuring charges	217	—
Provision for doubtful accounts	572	183
Changes in current assets and liabilities, net of purchases and dispositions of businesses:
Accounts receivables, net	(1,108)	(3,318)
Inventories	411	979
Prepaid expenses and other assets	(448)	1,040
Deferred income tax assets, net	(2,959)	(1,106)
Accounts payable	(2,222)	1,410
Accrued compensation and benefits	(692)	(683)
Other accrued liabilities	665	(223)
Income taxes payable	(343)	(2,500)
Deferred revenue	3,802	7,007

Net cash provided by operating activities	1,436	7,045

Cash flows from investing activities:
Purchase of equipment and leasehold improvements	(3,045)	(3,835)
Purchase of investments	(50,951)	(68,752)
Purchase of businesses, net of cash acquired	—	(26,438)
Proceeds from sale of MediaTel assets	—	647
Proceeds from sale of equipment	26	—
Proceeds from sales and maturities of investments	55,721	72,414

Net cash provided by (used in) investing activities	1,751	(25,964)

Cash flows from financing activities:
Proceeds from exercises of stock options	574	1,022
Repurchase of common stock	(4,942)	(13,477)
Repurchase of redeemable stock	—	(2,982)

Net cash used in financing activities	(4,368)	(15,437)

Net decrease in cash	(1,181)	(34,356)
Effect of exchange rate changes on cash	38	23
Cash and cash equivalents at beginning of period	7,563	41,896

Cash and cash equivalents at end of period	$6,420	$7,563

Cash paid during the period for income taxes	$404	$3,192

Captaris, Inc. Supplemental Schedule (in thousands) (Unaudited)

The following information, which is included as a component of the expenses reported in our quarterly press release, was selected for additional disclosure for purposes of discussion on our investor conference call and should be read in conjunction with our investor conference call script and press release.

	Amortization[1]	Restructure Expense[2]	Impairment Expense[3]	Income Taxes[4]	Total

Q4 - 2005
Cost of revenue	$481	$—	$—	$—	$481

Operating expenses:
Research and development		487			487
Selling, general and administrative		1,283	607		1,890
Amortization of intangible assets	387				387

Total operating expenses	387	1,770	607	—	2,764

Income tax expense (benefit)	—	—	—	—	—

Q4 - 2004
Cost of revenue	$388	$—	$—	$—	$388

Operating expenses:
Research and development					—
Selling, general and administrative			488		488
Amortization of intangible assets	375				375

Total operating expenses	375	—	488	—	863

Income tax expense (benefit)	—	—	—	(1,413)	(1,413)

Notes:
1. The three months ended December 31, 2005 and 2004 include amortization of purchased intangibles recorded both in Cost of Revenue and Operating Expenses.

2. The three months ended December 31, 2005 include Restructure Expenses recorded both in Research and Development and Selling, General and Administrative.

3. The three months ended December 31, 2005 and 2004 include Impairment of Intangibles and Long-lived assets recorded in Selling, General and Administrative.

4. The three months ended December 31, 2004 include an income tax benefit of $1.4 million associated with the reversal of liabilities which management determined were no longer probable.